Exhibit 99.1

Electrochem Announces Jury Verdict

CLARENCE, N.Y.--(BUSINESS WIRE)--October 8, 2009--Electrochem Solutions, Inc., a wholly owned subsidiary of Greatbatch, Inc., today announced that a Louisiana jury has reached a verdict in favor of the plaintiff in a previously disclosed state court action involving its commercial battery business. The plaintiff, a former customer of Electrochem, alleged breach of contract, unfair trade practices and fraudulent trade practices arising out of a failed business transaction dating back to 1997. The jury awarded damages for lost profits to the plaintiff in the amount of $21.7 million. The plaintiff has also applied for statutory interest on that award. Management believes the jury verdict is unsupported by the facts and the law and intends to appeal.

Susan Bratton, Senior Vice President of Electrochem, stated that “we are shocked by the verdict, which does not accurately reflect how we conduct our business and is wholly disproportionate to the profit realized by Electrochem from sales of the battery that was the subject of the lawsuit. To put it in perspective, Electrochem’s profit for that battery for the past eight years totals less than $1 million, and given the conditions in the energy markets, is not expected to increase appreciably in the foreseeable future.”

Summary judgment was previously awarded in our favor in February 2007. The plaintiff appealed that judgment and in January 2008, the Louisiana Court of Appeal reversed the decision of the trial court and reinstated the case.

About Electrochem and Greatbatch

Electrochem Solutions, Inc. designs and manufactures battery and wireless sensing technologies for high-end niche applications in the Energy, Military, Portable Medical, and other markets. Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long lasting performance. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer